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                         FORM N-SAR
                     SEMI-ANNUAL REPORT
             FOR REGISTERED INVESTMENT COMPANIES

               For period ending 6-30-98
               File Number 811-802


               Attachment Information
               ----------------------
77Q.           1.   Exhibits


     for 77C.  Matters submitted to a vote of security holders

               Attachment being filed with regard to this item is referenced in the footnotes of the Mairs and Power Growth Fund 2nd Quarter Report 1998; SUPPLEMENTARY
               INFORMATION: 4) An annual meeting of shareholders was held on May 18, 1998 for the purposes of ...(b) to amend the Articles of Incorporation of the Fund to increase the total number of authorized shares to 25,000,000.

               Also see "Articles of Amendment" attached.

     for 77L.  Changes in accounting principles and practices

               Attachment being filed with regard to this item is referenced in the footnotes to the Mairs and Power Growth Fund 2nd Quarter Report 1998; NOTE B: As of January 1, 1998, the Fund has retroactively elected to discontinue the use of the equalization method of accounting. The now current method being applied is more consistent with industry standard. The change has no impact on the net asset value per share.